Exhibit 99.1



                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS



In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. Interface, Inc. ("Interface" or the "Company") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

"Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of Interface. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, Interface undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Interface provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K to which this statement is appended as an exhibit and also include the following:

STRONG COMPETITION: THE COMPANY COMPETES WITH A LARGE NUMBER OF OTHER MANUFACTURERS IN THE HIGHLY COMPETITIVE COMMERCIAL FLOORCOVERING PRODUCTS MARKET, AND CERTAIN OF THESE COMPETITORS HAVE FINANCIAL RESOURCES IN EXCESS OF THE COMPANY'S.

The commercial floorcovering industry is highly competitive. Globally, the Company competes for sales of its floorcovering products with other carpet manufacturers and manufacturers of vinyl and other types of floorcovering. Although the industry has experienced significant consolidation, a large number of manufacturers remain in the industry. Management believes that the Company is the largest manufacturer of modular carpet in the world. However, a number of domestic and foreign competitors manufacture modular carpet as one segment of their business, and certain of these competitors have financial resources in excess of the Company's. In addition, some of the competing carpet manufacturers have the ability to extrude at least some of their requirements for fiber used in carpet products.

CYCLICAL NATURE OF INDUSTRY:  SALES OF THE COMPANY'S  PRINCIPAL  PRODUCTS MAY BE
AFFECTED BY CYCLES IN THE CONSTRUCTION AND RENOVATION OF COMMERCIAL AND INSTITUTIONAL BUILDINGS.


Sales of the Company's principal products are related to the construction and renovation of commercial and institutional buildings. Such activity is cyclical and can be affected by the strength of a country's general economy, prevailing interest rates and other factors that lead to cost control measures by businesses and other users of commercial or institutional space. The effects of


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such cyclicality upon the new construction  sector of the market tend to be more pronounced than its effects upon the renovation sector. Although the predominant portion of the Company's sales are generated from the renovation sector, any such adverse cycle, in either sector of the market, would lessen the overall demand for commercial interiors products, which could impair the Company's growth. This risk is particularly acute for the Company's U.S. fabrics business, which relies heavily on sales to OEMs.

RELIANCE ON KEY PERSONNEL: THE COMPANY'S CONTINUED SUCCESS DEPENDS TO A SIGNIFICANT EXTENT UPON THE EFFORTS, ABILITIES AND CONTINUED SERVICE OF ITS SENIOR MANAGEMENT EXECUTIVES AND ITS DESIGN CONSULTANTS.

The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of its senior management executives, all of whom have entered into employment agreements with the Company containing certain covenants of non-competition. In addition, the Company relies significantly on the leadership provided to the Company's internal design staff by David Oakey of David Oakey Designs, Inc., which provides product design/production engineering services to the Company under an exclusive consulting contract that contains certain covenants of non-competition. The loss of any such personnel could have an adverse impact on the Company.

RISKS OF FOREIGN OPERATIONS: THE COMPANY'S SUBSTANTIAL INTERNATIONAL OPERATIONS ARE SUBJECT TO VARIOUS POLITICAL, ECONOMIC AND OTHER UNCERTAINTIES, SUCH AS FOREIGN CURRENCY EXCHANGE RESTRICTIONS.

The Company has substantial international operations. In fiscal 2000, approximately 29% of the Company's net sales and a significant portion of the Company's production were outside the United States, primarily in Europe but also in Asia. The Company's corporate strategy includes the expansion of its international business on a worldwide basis. As a result, the Company's operations are subject to various political, economic and other uncertainties, including risks of restrictive taxation policies, foreign exchange restrictions, changing political conditions and governmental regulations.

The Company also makes a substantial portion of its net sales in currencies other than U.S. dollars, which subjects it to the risks inherent in currency translations. The Company's ability to manufacture and ship products from facilities in several foreign countries reduces the risks of foreign currency fluctuations it might otherwise experience, and the Company also engages from time to time in hedging programs intended to further reduce those risks. Despite this, the scope and volume of the Company's global operations make it impossible to eliminate completely all foreign currency translation risks as an influence on the Company's financial results.

CONTROL OF ELECTION OF A MAJORITY OF BOARD: THE COMPANY'S CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, TOGETHER WITH OTHER INSIDERS, CURRENTLY HAS SUFFICIENT VOTING POWER TO ELECT A MAJORITY OF THE BOARD OF DIRECTORS OF THE COMPANY.

The Company's Chairman, President and Chief Executive Officer, Ray C. Anderson, beneficially owns approximately 48.3% of the Company's outstanding Class B Common Stock. The holders of the Class B Common Stock are entitled, as a class, to elect a majority of the Board of Directors of the Company, which means that Mr. Anderson, together with other insiders, has sufficient voting power to elect a majority of the Board of Directors. The holders of the Class B Common Stock generally vote together as a single class with the holders of the Class A Common Stock on all other matters submitted to the shareholders for a vote, however, and Mr. Anderson's beneficial ownership of the outstanding Class A and Class B Common Stock combined is less than 10%.

RELIANCE ON PETROLEUM-BASED RAW MATERIALS: LARGE INCREASES IN THE COST OF PETROLEUM-BASED RAW MATERIALS, WHICH THE COMPANY IS UNABLE TO PASS THROUGH TO ITS CUSTOMERS, COULD ADVERSELY AFFECT THE COMPANY.

Petroleum-based products comprise the predominant portion of the cost of raw materials used by the Company in manufacturing. While the Company generally attempts to match cost increases with corresponding price increases, large increases in the cost of such petroleum-based raw materials could adversely affect the Company if the Company were unable to pass through to its customers such increases in raw material costs.

RELIANCE ON THIRD PARTY FOR SUPPLY OF FIBER: UNANTICIPATED TERMINATION OR INTERRUPTION OF THE COMPANY'S ARRANGEMENT WITH ITS PRIMARY THIRD-PARTY SUPPLIER OF SYNTHETIC FIBER COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY.

E. I. DuPont de Nemours and Company ("DuPont") currently supplies a significant percentage of the Company's requirements for synthetic fiber, the principal raw material used in the Company's carpet products. DuPont also competes with the


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Company's  Re:Source services network through DuPont's own distribution  channel and aligned carpet mills. While the Company believes that there are adequate alternative sources of supply from which it could fulfill its synthetic fiber requirements, the unanticipated termination or interruption of the supply arrangement with DuPont could have a material adverse effect on the Company because of the cost and delay associated with shifting more business to another supplier.

RESTRICTIONS DUE TO SUBSTANTIAL INDEBTEDNESS: THE COMPANY'S INDEBTEDNESS, WHICH IS SUBSTANTIAL IN RELATION TO ITS SHAREHOLDERS' EQUITY, REQUIRES THE COMPANY TO DEDICATE A SUBSTANTIAL PORTION OF ITS CASH FLOW FROM OPERATIONS TO SERVICE DEBT AND GOVERNS CERTAIN OTHER ACTIVITIES OF THE COMPANY.

The Company's indebtedness is substantial in relation to its shareholders' equity. As of December 31, 2000, the Company's long-term debt (net of current portion) totaled $422.4 million or approximately 52.8% of its total capitalization. As a consequence of its level of indebtedness a substantial portion of the Company's cash flow from operations must be dedicated to debt service requirements. The terms of the Company's outstanding indebtedness, although unsecured, govern the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments or investments in certain situations, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, or merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets. They also require the Company to meet certain financial tests and comply with certain other reporting, affirmative and negative covenants.

ANTI-TAKEOVER EFFECTS OF SHAREHOLDER RIGHTS PLAN: THE COMPANY'S RIGHTS AGREEMENT, WHICH IS TRIGGERED IF A THIRD PARTY ACQUIRES (WITHOUT THE CONSENT OF THE COMPANY) BENEFICIAL OWNERSHIP OF 15% OR MORE OF THE COMMON STOCK OF THE COMPANY, COULD DISCOURAGE TENDER OFFERS OR OTHER TRANSACTIONS THAT WOULD RESULT IN SHAREHOLDERS RECEIVING A PREMIUM OVER THE MARKET PRICE FOR THE COMMON STOCK.

The Board of Directors has adopted a Rights Agreement pursuant to which holders of Common Stock will be entitled to purchase from the Company a fraction of a share of the Company's Series B Participating Cumulative Preferred Stock if a third party acquires (without the consent of the Company) beneficial ownership of 15% or more of the Common Stock and will be entitled to purchase the stock of an Acquiring Person (as defined in the Rights Agreement) at a discount upon the occurrence of certain triggering events. These provisions of the Rights Agreement could have the effect of discouraging tender offers or other transactions that would result in shareholders receiving a premium over the market price for the Common Stock.